Exhibit 99.1


        FROM:  EDWARD G. NOVOTNY & ASSOCIATES, INC.
        Two Tudor City Place
        New York, New York  10017
        Tel.: (212) 490-2065

        FOR:  HOME HOLDINGS INC.                FOR IMMEDIATE RELEASE
        59 Maiden Lane                          Thursday, January 15, 1998
        New York, New York  10038


                           HOME HOLDINGS INC. FILES
                       CHAPTER 11 PLAN OF REORGANIZATION

                    NEW YORK - Home Holdings Inc., pursuant to a resolution of its Board of Directors, filed today a voluntary petition for bankruptcy relief and a pre-arranged plan of reorganization under Chapter 11 of the United States Bankruptcy Code in the United States
          Bankruptcy Court for the Southern District of New York
          (Case No. 98 B 40319 (JHG)). The filing of the Plan success-fully culminates several months of negotiations among representatives of Home Holdings' principal shareholders-- which are Home Holdings Inc. Stock Trust, a trust for the shareholders of Trygg-Hansa AB (through its subsidiary Trygg-Hansa Holding B.V.) and Zurich Home Investments Limited--and an unofficial committee of holders of publicly-held notes of Home Holdings.

                    Under the Plan, the senior creditors of Home
          Holdings (including the holders of Home Holdings' public debt) would exchange their existing Home Holdings notes, in the aggregate principal amount of $280 million, for new notes having an estimated principal value of approximately $70 million and Earn Out Notes. Zurich Centre Group would agree to commence a tender offer to purchase the new notes at a price equal to 99% of principal plus accrued interest within 60 days after the Chapter 11 plan becomes effective. Payments on the Earn Out Notes would be based on savings related to Home Holdings' net operating loss tax carryforwards. In addition to the senior creditors, Trygg-Hansa would receive Earn Out Notes in exchange for certain junior notes issued by Home Holdings to Trygg-Hansa, and The Home Insurance Company, a New Hampshire domiciled property and casualty insurance company and the principal wholly-owned subsidiary of Home Holdings, would receive Earn Out Notes in exchange for a release of its claims against Home Holdings under a 1991 tax sharing agreement.

                    Also under the Plan, upon its emergence from Chapter 11, Home Holdings would transfer all of the outstanding stock of Home Insurance to a New Hampshire limited liability company, which would be managed by a New Hampshire corporation jointly owned by Zurich Home Investments Limited and, subject to regulatory approval, Trygg-Hansa. All of the beneficial interest in the limited liability company would be transferred to the senior creditors of Home Holdings, and Risk Enterprise Management Limited would continue to manage the run-off operations of Home Insurance.

                    The New Hampshire Insurance Commissioner, who made Home Insurance subject to an order of formal supervision in March, 1997, has consented to those aspects of the reorganization that are within the scope of his authority and pre-requisite to the reorganization.

                    In connection with the filing of the Plan, the Board of Directors of Home Holdings voted on January 14, 1998 to suspend its pending request that Home Insurance pay a dividend to Home Holdings for the payment of $11,637,500.00 in interest that came due on December 15 on Home Holdings' 7-7/8% Senior Notes due December 15, 2003, 7-7/8% Senior Sinking Fund Notes due December 15,
          2003 and 7% Senior Notes due December 15, 1998.   Under
          the terms of these Notes, Home Holdings has a 30-day grace period from December 15, 1997 before an Event of Default under the Indentures relating to the Notes occurs.